                                                                    EXHIBIT 23.2

            Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of CITGO Petroleum Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-65454) on Form F-3 of PDVSA Finance Ltd. and Petroleos de Venezuela, S.A. of our report dated March 3, 2005, except as to Note 17, which is as of March 30, 2005, with respect to the consolidated balance sheets of CITGO Petroleum Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, shareholder's equity, and cash flows for the years then ended, which report appears in the December 31, 2004, annual report on Form 10-K of CITGO Petroleum Corporation.

                                                  KPMG LLP

Tulsa, Oklahoma
March 30, 2005